Exhibit 10.1

EXECUTION VERSION

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”), dated as of July 5, 2022, is entered into by and among Ambipar Participações e Empreendimentos S.A., a corporation (sociedade anônima) organized under the laws of the Federative Republic of Brazil (“Company Shareholder”), and HPX Corp., an exempted company incorporated under the laws of the Cayman Islands (“SPAC”). Company Shareholder and the SPAC are referred to herein, individually, as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, on the date hereof, Company Shareholder, Ambipar Merger Sub, an exempted company incorporated under the laws of the Cayman Islands (“Merger Sub”), Ambipar Emergency Response, an exempted company incorporated under the laws of the Cayman Islands (“New Pubco”), Emergência Participações S.A., a corporation (sociedade anônima) organized under the laws of the Federative Republic of Brazil (the “Company”), and SPAC are entering into a Business Combination Agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Business Combination Agreement), pursuant to which (and subject to the terms and conditions set forth therein), among other things, (i) prior to the First Effective Time, Company Shareholder will contribute to Merger Sub all of the outstanding shares of common stock of the Company in exchange for the issuance by Merger Sub to Company Shareholder of new ordinary shares of Merger Sub pursuant to the terms and conditions of the Contribution Agreement, (ii) at the First Effective Time, SPAC will merge with and into New Pubco, with New Pubco surviving such merger, and (iii) at the Second Effective Time, Merger Sub will merge with and into New Pubco, with New Pubco surviving such merger (the mergers in (ii) and (iii), collectively, the “Mergers”);

WHEREAS, as of the date hereof, Company Shareholder is the sole legal and beneficial owner of and is entitled to dispose of its equity interests in New Pubco, Merger Sub and the Company (collectively, the “Owned Shares”; the Owned Shares and any additional equity interests in New Pubco, Merger Sub or the Company (or any other securities convertible into or exercisable or exchangeable for equity interests in New Pubco, Merger Sub or the Company, as the case may be) in which Company Shareholder acquires legal or beneficial ownership after the date hereof, including by purchase, share dividend, share split, reverse share split, recapitalization, combination, reclassification, exchange or change of such equity interests, or upon exercise or conversion of any other securities, including as a result of the Contribution and Issuance (as defined in the Contribution Agreement), the “Covered Shares”); and

WHEREAS, as a condition and inducement to the willingness of SPAC to enter into the Business Combination Agreement, Company Shareholder is entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

1.                   Agreement to Vote. Subject to the terms and conditions hereof, prior to the Termination Date (as defined below), Company Shareholder, solely in its capacity as the sole direct shareholder of each of New Pubco, Merger Sub and the Company, irrevocably and unconditionally agrees to (i) take, or cause to be taken, any and all action necessary or advisable for Company Shareholder to approve, in its capacity as the sole record and beneficial owner of the Covered Shares, the transactions contemplated by the Business Combination Agreement and (ii) validly execute and deliver to New Pubco, Merger Sub and the Company in respect of all of the relevant Covered Shares, on (or effective as of) no later than the fifth (5th) Business Day following the date that the Registration Statement becomes effective, one or more written consents that will be solicited by New Pubco, Merger Sub or the Company, as the case may be, from Company Shareholder pursuant to the Business Combination Agreement to obtain the Company Shareholder Approval. In addition, prior to the Termination Date, Company Shareholder, solely in its capacity as the sole direct shareholder of each of New Pubco, Merger Sub and the Company, irrevocably and unconditionally agrees that, at any other meeting of the shareholders of New Pubco, Merger Sub or the Company, as applicable (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof), and in connection with any written consent of shareholders of New Pubco, Merger Sub or the Company, as applicable, Company Shareholder shall:

(a)                when such meeting is held, appear at such meeting or otherwise cause the relevant Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(b)                vote (or validly execute and return an action by written consent), or cause to be voted at such meeting (or cause to be validly executed and returned such written consent with respect to), all of the relevant Covered Shares owned as of the record date for such meeting (or the date that such written consent is to be executed and returned) in favor of the Mergers and the adoption of the Business Combination Agreement and the other Transaction Agreements to which it is a party and any other matters necessary or reasonably requested by New Pubco, Merger Sub or the Company for consummation of the Mergers and the other transactions contemplated by the Business Combination Agreement and the other Transaction Agreements; and

(c)                vote (or validly execute and return an action by written consent), or cause to be voted at such meeting (or cause to be validly executed and returned such written consent with respect to), all of the relevant Covered Shares against any Company Business Combination, any proposal relating to a Company Business Combination and any other action that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Mergers or any of the other transactions contemplated by the Business Combination Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Business Combination Agreement or any other Transaction Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of Company Shareholder contained in this Agreement or result in any of the conditions to the Company’s obligations under the Business Combination Agreement or any Transaction Agreement not being fulfilled.

The obligations of Company Shareholder specified in this Section 1 shall apply whether or not the Mergers or any action described above is recommended by the respective boards of directors (if any) or other applicable governing body of New Pubco, Merger Sub or the Company, as the case may be, or any previous such recommendation has been withdrawn or changed by the relevant board of directors.

2.                   Representations and Warranties of Company Shareholder. Company Shareholder hereby represents and warrants to SPAC as follows:

(a)                Company Shareholder has full power and authority and has taken all action necessary in order to execute and deliver and perform its obligations under this Agreement, and this Agreement, assuming the due authorization, execution and delivery of this Agreement by SPAC, constitutes its valid and legally binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Legal Requirements affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

(b)               Neither the execution and delivery of this Agreement by Company Shareholder nor the performance of Company Shareholder’s obligations hereunder (i) violates any provision of any Legal Requirements applicable to Company Shareholder, (ii) results in any breach of any provision of Company Shareholder’s Governing Documents, (iii) conflicts with, results in a breach under, or gives rise to any right of termination of any Contract to which Company Shareholder is a party or by which any of its assets are bound (in each case, with or without notice, lapse of time or both), or (iv) results in the creation or imposition of any Lien on or affecting the Covered Shares, except, with respect to clauses (i), (iii) and (iv), as would not reasonably be expected to materially adversely affect the ability of Company Shareholder to perform its obligations under this Agreement.

(c)               Other than the consents, waivers, approvals, orders, authorizations, registrations, qualifications, designations, declarations and filings pursuant to, in compliance with or required to be made under the Exchange Act or as otherwise set forth in Section 4.6(b) of the Business Combination Agreement, no consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity is required to be obtained by Company Shareholder from, or to be given by Company Shareholder to, or be made by Company Shareholder with, any Governmental Entity in connection with the execution and delivery by Company Shareholder of this Agreement and the performance by Company Shareholder of its obligations hereunder.

(d)               There is no Legal Proceeding pending or, to Company Shareholder’s actual knowledge, following reasonable inquiry, threatened in writing against or involving Company Shareholder or any of its Affiliates that, if adversely decided or resolved, would reasonably be expected to materially adversely affect the ability of Company Shareholder to perform its obligations under this Agreement. There is no Order or, to Company Shareholder’s actual knowledge, following reasonable inquiry, Legal Requirement issued by any court of competent jurisdiction or other Governmental Entity effective and binding on Company Shareholder or any of its Affiliates that would reasonably be expected to materially adversely affect the ability of Company Shareholder to perform its obligations under this Agreement.

(e)               Company Shareholder is the sole record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of the Covered Shares, has good, valid and marketable title to the Covered Shares, free and clear of any Liens, other than as created by this Agreement or the Business Combination Agreement or arising under the respective Governing Documents of New Pubco, Merger Sub or the Company, as the case may be. The relevant Covered Shares constitute all of the outstanding capital stock of each of New Pubco, Merger Sub and the Company and all of Company Shareholder’s equity interests in each such Person. Other than the Covered Shares, Company Shareholder does not own, beneficially or of record, or have any right to acquire, any other equity, equity-linked or similar securities of New Pubco, Merger Sub or the Company or any of their respective Subsidiaries. Company Shareholder does not have any Contract to sell, transfer, grant participations in or otherwise dispose any of the Covered Shares to any Person, other than the Business Combination Agreement, the Contribution Agreement and the other Transaction Agreements to which Company Shareholder is a party. Company Shareholder has the sole right to vote (and provide consent in respect of, as applicable) the Covered Shares and, except for this Agreement, the Business Combination Agreement and the other Transaction Agreements to which Company Shareholder is a party, Company Shareholder (i) is not party to or bound by any voting agreement, voting trust, proxy or other Contract with respect to the voting or delivery of consents in respect of any of the Covered Shares, (ii) has not granted a proxy or power of attorney with respect to any of the Covered Shares that is inconsistent with Company Shareholder’s obligations pursuant to this Agreement and (iii) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from performing and satisfying, its obligations pursuant to this Agreement.

3.                  Transfer Restriction. Except as expressly contemplated by the Business Combination Agreement or this Agreement or with the prior written consent of SPAC, from and after the date hereof until the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, Company Shareholder hereby agrees not to, directly or indirectly sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily (collectively, “Transfer”), or enter into any option, warrant, purchase right or other Contract with respect to the Transfer of, any of the Covered Shares, take any actions in furtherance of any of the matters described in this Section 3; provided, however, that nothing herein shall prohibit a Transfer of all or any portion of the Covered Shares by Company Shareholder to any of its Affiliates (a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted hereunder only if, as a precondition to such Permitted Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to SPAC, to assume all of the obligations of Company Shareholder under, and be bound by all of the terms of, this Agreement in respect of the Covered Shares so Transferred to such transferee and which agreement will include representations and warranties of such transferee with respect to such transferee and his, her or its Covered Shares received upon such Transfer, that are substantively the same as the representations and warranties of Company Shareholder in Section 2; provided, further, that no Permitted Transfer shall relieve Company Shareholder of its obligations under this Agreement. A Transfer by Company Shareholder of any of the Covered Shares in violation of this Section 3 shall be null and void.

4.                   Further Assurances. From time to time, at SPAC’s request and without further consideration, Company Shareholder shall execute and deliver such additional documents and take all such further actions as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement. Company Shareholder further agrees (i) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable Legal Requirements at any time with respect to the Mergers, the Pre-Closing Contribution, this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby and (ii) not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any Legal Proceeding, derivative or otherwise, against SPAC or New Pubco or any of their respective Affiliates or any of the foregoing Persons’ respective successors and assigns (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Business Combination Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation, execution, delivery or performance of, or consummation of the transactions contemplated by, this Agreement or the Business Combination Agreement.

5.                   Disclosure. Company Shareholder hereby authorizes New PubCo and SPAC to publish and disclose in any announcement or disclosure required by the SEC its identity and ownership of the Covered Shares and the nature of its obligations under this Agreement and any other Transaction Agreement; provided, that prior to any such publication or disclosure New PubCo or SPAC have provided Company Shareholder with an opportunity to review and comment upon such announcement or disclosure, which comments New PubCo and SPAC will consider in good faith; provided, further, that the foregoing proviso shall not apply to any such publication or disclosure the content of which concerning the foregoing does not substantially differ from any prior such publication or disclosure.

6.                   No Inconsistent Agreements or Actions. Company Shareholder hereby covenants and agrees that it shall not, at any time prior to the Termination Date, (a) enter into any voting agreement or voting trust with respect to any of the Covered Shares that is inconsistent with its obligations pursuant to this Agreement, (b) grant a proxy or power of attorney with respect to any of the Covered Shares that is inconsistent with its obligations pursuant to this Agreement, or (c) enter into any Contract or take any action that would make any of its representations or warranties in this Agreement untrue or incorrect, that would cause any of its covenants or agreements in this Agreement to be breached, or that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

7.                   Termination. This Agreement shall terminate upon the earliest of (a) the Second Effective Time, (b) the termination of the Business Combination Agreement in accordance with its terms, and (c) the time this Agreement is terminated upon the mutual written agreement of both of the Parties (the earliest such date under clauses (a), (b) and (c) being referred to herein as the “Termination Date”); provided that the termination of this Agreement shall not relieve any Party from liability arising in respect of such Party’s Willful Breach of this Agreement prior to such termination; provided, further, that the provisions set forth in this Section 7 and in Sections 8 through 15 shall survive the termination of this Agreement.

8.                   Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by both of the Parties.

9.                   Waiver. No failure or delay by any Party exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of any Party hereunder are cumulative and are not exclusive of any rights or remedies which such Party would otherwise have hereunder. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such Party.

10.                 Notices. All notifications, consents, requests and/or other notices set out in this Agreement shall only be deemed valid and effective when made in writing and sent by letter with delivery receipt requested or by e-mail with return receipt requested. The notifications, consents, requests and/or other notices shall be sent to the numbers, e-mails and addresses of the Parties indicated in Section 11.1 of the Business Combination Agreement, which may be amended at any time by each Party upon written notice to the other Party.

11.                 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in SPAC any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to Company Shareholder, and SPAC shall have no authority to direct Company Shareholder in the voting or disposition of any of the Covered Shares, except as otherwise expressly provided herein.

12.                 Entire Agreement. This Agreement, together with the Business Combination Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

13.                 No Third-Party Beneficiaries. Company Shareholder hereby agrees that its representations, warranties and covenants set forth in this Agreement are solely for the benefit of SPAC in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the Parties hereby further agree that this Agreement may only be enforced against, and any Legal Proceeding that may be based upon, arise out of or relate to this Agreement, or the evaluation, negotiation, execution, delivery or performance of this Agreement may only be made against the Parties.

14.                 Miscellaneous. Sections 11.2, 11.3, 11.5 through 11.9 and 11.11 of the Business Combination Agreement shall apply mutatis mutandis to this Agreement.

15.                 Capacity as a Shareholder. Notwithstanding anything herein to the contrary, Company Shareholder signs this Agreement solely in its capacity as the sole shareholder, as of the date hereof, of each of New Pubco, Merger Sub and the Company, respectively, and not in any other capacity. This Agreement shall not limit or otherwise affect the actions of Company Shareholder or any of its Affiliates or any of Company Shareholder’s or such Affiliates’ respective directors, officers or employees or any of Company Shareholder’s or such Affiliates’ respective appointees, designees or nominees on or to the board of directors (or similar governing body) of New Pubco, Merger Sub, the Company or any other Person.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

AMBIPAR PARTICIPAÇÕES E EMPREENDIMENTOS S.A.

By:
	Name:	Luciana Freira Barca Nascimento
	Title:	Officer

By:
	Name:	Thiago da Costa Silva
	Title:	Officer

HPX CORP.

By:
	Name:	Carlos Piani
	Title:	Director

[Signature Page to Voting and Support Agreement]